Exhibit 10.1

PLAN SUPPORT AGREEMENT

This Plan Support Agreement (this “Agreement”), dated as of December 10, 2015, is entered into by and among (i) Cubic Energy, Inc., a Texas corporation (“Cubic Energy”), Cubic Asset, LLC, a Delaware limited liability company (“CA LLC”), Cubic Asset Holding, LLC, a Delaware limited liability company (together with CA LLC, the “Cubic Asset Companies”), Cubic Louisiana, LLC, a Delaware limited liability company (“CL LLC”), and Cubic Louisiana Holding, LLC, a Delaware limited liability company (together with CL LLC, “Cubic Louisiana Companies”, and collectively with Cubic Energy and the Cubic Asset Companies, the “Cubic Parties”), (ii) each of the Prepetition Noteholders, (iii) BP Products North America, Inc., a Maryland corporation (“BPPNA”), and BP Energy Company, a Delaware corporation (“BPEC,”and together with BPPNA, “BP”), (iv) Wells Fargo Energy Capital, Inc., a Texas corporation (“Wells Fargo,” and together with the Prepetition Noteholders and BP, the “Supporting Creditors”), and (v) Fossil Operating Inc. (“Fossil”, and together with the Supporting Creditors and the Cubic Parties, the “Parties”).

RECITALS

WHEREAS, the Prepetition Noteholders and the Cubic Parties are parties to the Note Purchase Agreement, and all of the outstanding Prepetition Secured Notes are beneficially owned by the Prepetition Noteholders;

WHEREAS, Wells Fargo and CL LLC are parties to the Wells Fargo Credit Agreement, and the indebtedness governed by the Wells Fargo Credit Agreement has been guaranteed by Cubic Louisiana Holding, LLC;

WHEREAS, BP is a counterparty to certain Cubic Parties under the Hedging and Call Option Arrangements;

WHEREAS, the Supporting Creditors and the Cubic Parties have agreed to the terms and conditions of a financial restructuring involving the Cubic Parties (the “Restructuring”), the terms of which are set forth in the Prepackaged Plan; and

WHEREAS, the Prepetition Noteholders and the Cubic Parties have agreed to a budget (as may be amended, modified or supplemented only in accordance with the terms hereof, the “Cubic Asset Budget”) for implementing the Restructuring of the Cubic Asset Companies, a copy of which is attached hereto as Exhibit B; and

WHEREAS, Wells Fargo and the Cubic Parties have agreed to a budget (as may be amended, modified or supplemented only in accordance with the terms hereof, the “Cubic Louisiana Budget”) for implementing the Restructuring of the Cubic Louisiana Companies, a copy of which is attached hereto as Exhibit C; and

WHEREAS, the Parties agree that the Restructuring should be implemented in accordance with the terms hereof, including through the pre-petition solicitation of votes for the Prepackaged Plan in accordance with section 4(2) of the Securities Act and the applicable provisions of the Bankruptcy Code.

NOW, THEREFORE, in consideration of the agreements and covenants contained herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by each Party hereto, the Parties agree as follows:

1.                                      Definitions.  The following terms shall have the following meanings:

“Affiliate” of a person or entity means another person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such person or entity.

“Agreement” has the meaning given to such term in the Recitals.

“Anchorage Entities” means, collectively, Anchorage Capital Group, L.L.C. and its Affiliates (including AIO III CE, L.P., Anchorage Illiquid Opportunities III, L.P., AIO III AIV 3, L.L.C., and Anchorage Illiquid Opportunities III (B), L.P.).

“Approved Documents” means each of the Cash Collateral Orders, the NOL Order, Disclosure Statement, Prepackaged Plan, the Solicitation Materials, the New Senior Secured Notes Term Sheet, the Modified Cubic Asset BP Hedges Term Sheet and the New Cubic Energy Constituent Documents Term Sheet.

“Assumed Contract List” means a list of executory contracts and unexpired leases which the Debtors are seeking to assume and the Cure amounts, if any, required to be paid in connection with such assumption pursuant to section 365(b)(1) of the Bankruptcy Code, which list (a) shall be reasonably satisfactory to (x) in the case of executory contracts or unexpired leases to which Cubic Energy or any Cubic Asset Company is a party, the Required Prepetition Noteholders and (y) in the case of executory contracts or unexpired leases to which any Cubic Louisiana Company is a party, Wells Fargo; (b) may be amended, modified or supplemented from time to time prior to the Effective Date with the prior written consent of (x) in the case of executory contracts or unexpired leases to which Cubic Energy or any Cubic Asset Company is a party, the Required Prepetition Noteholders and (y) in the case of executory contracts or unexpired leases to which any Cubic Louisiana Company is a party, Wells Fargo; and (c) shall include, on a modified basis as set forth in the Modified Cubic Asset BP Hedges Term Sheet, with no cure amount owed, (i) as between BPEC and Cubic Asset, the Operational Agency Agreement, dated October 2, 2013 and amended October 31, 2013, and (ii) as between BPPNA and Cubic Asset, the Agreement for the Daily Forward Purchase and Sale of 100% of Cubic Asset’s Crude Oil Produced from Hilltop Area in Leon and Robertson Counties in Texas, dated October 2, 2013.

“Bankruptcy Code” means chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

“BP” has the meaning given to such term in the Preamble.

“Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

“CA LLC” has the meaning given to such term in the Preamble.

“Cash Collateral Motion” means the “first-day” motion seeking entry of the Cash Collateral Orders.

“Cash Collateral Orders” means the interim and final orders approving on an interim or final basis the consensual use of “cash collateral” (as defined in section 363(a) of the Bankruptcy Code) in accordance with the Budget, in the form attached hereto as Exhibits D-1 and D-2, and as may be amended, modified or supplemented only in accordance with the terms hereof.

“CL LLC” has the meaning given to such term in the Preamble.

“Claims” means “claims” as defined in section 101(5) of the Bankruptcy Code.

“Confirmation Hearing” means the hearing to consider confirmation of the Prepackaged Plan under section 1128 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

“Confirmation Order” means the confirmation order satisfactory to the Required Prepetition Noteholders and Wells Fargo which, among other things, confirms the Prepackaged Plan and approves (x) the adequacy of information contained in the Disclosure Statement and (y) the Solicitation Materials, and as may be amended, modified or supplemented only in accordance with the terms hereof.

“Cubic Asset Budget” has the meaning given to such term in the Recitals.

“Cubic Asset Companies” has the meaning given to such term in the Preamble.

“Cubic Asset Hedging, Call Option, and Operations Arrangements” means the call option and other hedging, derivative and physical commodities transactions and related operations or services agreements entered into on October 2, 2013 (or as otherwise dated and specified in this definition) between CA LLC and BP, as counterparty, including: (a) as between BPEC and CA LLC, the (i) 2002 ISDA Master Agreement, dated October 2, 2013, (ii) Schedule to the 2002 ISDA Master Agreement, dated October 2, 2013, (iii) ISDA North American Gas Annex to the Schedule to the 2002 ISDA Master Agreement, dated October 2, 2013, (iv) Crude Oil Swap Confirmation, dated October 2, 2013, (v) Crude Oil Asian Option Confirmations, dated October 2, 2013, (vi) Natural Gas European Option Confirmations, dated October 3, 2013, (vii) Operational Agency Agreement, dated October 2, 2013 and amended October 31, 2013, and (viii) Confirmation Related to Daily Forward Purchase and Sale Of Natural Gas, dated October 15, 2013 with respect to a contract originally dated October 2, 2013; and (b) as between BPPNA and CA LLC, the Agreement for the Daily Forward Purchase and Sale of 100% of CA LLC’s Crude Oil Produced from Hilltop Area in Leon and Robertson Counties in Texas, dated October 2, 2013.

“Cubic Louisiana Budget” has the meaning given to such term in the Recitals.

“Cubic Louisiana Companies” has the meaning given to such term in the Preamble.

“Cubic Louisiana Hedging Arrangements”  means the hedging, derivative and commodities transactions entered into on October 2, 2013 between CL LLC and BP, as counterparty.

“Cubic Parties” has the meaning given to such term in the Preamble.

“Cubic Energy” has the meaning given to such term in the Preamble.

“Disclosure Statement” means a disclosure statement with respect to the Prepackaged Plan, and that satisfies the requirements of section 1125 of the Bankruptcy Code, in the form attached hereto as Exhibit E, and as may be amended, modified or supplemented only in accordance with the terms hereof.

“Effective Date” has the meaning given to such term in the Prepackaged Plan.

“Fiduciary Out” has the meaning given to such term in Section 27.

“Firm Alternative Transaction” has the meaning given to such term in Section 27.

“Forbearance Agreement” means the Amendment, Forbearance and Waiver Agreement, dated July 14, 2014, by and among the Cubic Parties, the Prepetition Noteholders and certain holders of registration rights.

“Hedging, Call Option and Operations Arrangements” means the Cubic Asset Hedging, Call Option and Operations Arrangements and the Cubic Louisiana Hedging Arrangements.

“IRC” means the Internal Revenue Code of 1986, as amended.

“Joinder” has the meaning given to such term in Section 4.

“Modified Cubic Asset BP Hedges” means the Cubic Asset Hedging, Call Option and Operations Arrangements on substantially similar terms but as amended and restated to reflect the material terms set forth on the Modified Cubic Asset BP Hedges Term Sheet, and otherwise in form and substance reasonably satisfactory to the Required Prepetition Noteholders and BP, and as may be amended, modified or supplemented from time to time in accordance with, if prior to the Effective Date, the terms hereof and following the Effective Date, the terms thereof.

“Modified Cubic Asset BP Hedges Term Sheet” means the term sheet attached hereto as Exhibit F, as may be amended, modified or supplemented only in accordance with the terms hereof.

“New Cubic Energy Constituent Documents” means (a) the certificate of formation of reorganized Cubic Energy and (b) the operating agreement of reorganized Cubic Energy, in each case, the material terms of which are set forth on the New Cubic Energy Constituent Documents Term Sheet, and otherwise in form and substance reasonably satisfactory to the Required Prepetition Noteholders, and as may be amended, modified or supplemented from time to time in accordance with, if prior to the Effective Date, the terms hereof and following the Effective Date, the terms thereof.

“New Cubic Energy Constituent Documents Term Sheet” means the term sheet attached hereto as Exhibit G, as may be amended, modified or supplemented only in accordance with the terms hereof.

“New Cubic Energy Senior Secured Notes” means (a) the 14% first-lien senior secured notes dated as of the Effective Date due 2020 in an aggregate principal amount of $30 million issued by reorganized Cubic Energy, the material terms of which are set forth on the New Cubic Energy Senior Secured Notes Term Sheet, and otherwise in form and substance reasonably satisfactory to the Required Prepetition Noteholders and BP, and as may be amended, modified or supplemented from time to time in accordance with, if prior to the Effective Date, the terms hereof and following the Effective Date, the terms thereof.

“New Cubic Energy Senior Secured Notes Term Sheet” means the term sheet attached hereto as Exhibit H, as may be amended, modified or supplemented only in accordance with the terms hereof.

“New MSA” means a master services agreement between reorganized Cubic Energy and Fossil, dated as of the Effective Date, in form and substance reasonably satisfactory to the Prepetition Noteholders and Fossil, the material terms of which are set forth on Exhibit I.

“NOL Order” means an order approving restrictions on certain Transfers of Prepetition Equity Interests and all exhibits and attachments thereto, in each case in the form attached hereto as Exhibit J, and as may be amended, modified or supplemented only in accordance with the terms hereof.

“Party” has the meaning given to such term in the Preamble.

“Petition Date” means the date on which the Prepackaged Cases are commenced by filing voluntary chapter 11 petitions with the Bankruptcy Court.

“Plan Supplement Documents” means the New Cubic Energy Constituent Documents, the New Cubic Energy Senior Secured Notes, the Modified Cubic Asset BP Hedges, and the Assumed Contract List.

“Pleadings” has the meaning given to such term in Section 2(c)(ii).

“Prepackaged Cases” means the voluntary chapter 11 proceedings to be commenced by the Cubic Parties in order to consummate the Prepackaged Plan.

“Prepackaged Plan” means the joint prepackaged plan of reorganization of the Cubic Parties, and each of the documents, schedules and agreements attached hereto, in the form attached hereto as Exhibit A, and as may be amended, modified or supplemented only in accordance with the terms hereof and thereof.

“Prepetition Claims” means “claims” as such term is defined in section 101(5) of the Bankruptcy Code.

“Prepetition Equity Interests”  means “equity securities” as such term is defined in section 101(16) of the Bankruptcy Code, including any issued or unissued shares of common stock, preferred stock, or other instruments evidencing an ownership interest in a Cubic Party, whether or not transferable, and any options, warrants or rights, contractual or otherwise, to acquire any such interests in a Cubic Party.

“Prepetition Interests” means, collectively, Prepetition Claims and Prepetition Equity Interests.

“Prepetition Note Purchase Agreement” means the Note Purchase Agreement dated October 2, 2013, as amended, restated, supplemented or otherwise modified from time to time, including by the Forbearance Agreement, by and among the Cubic Parties, the Prepetition Noteholders and the Prepetition Notes Agent.

“Prepetition Noteholders” means, collectively, (a) each of the holders of the Prepetition Secured Notes party hereto and (b) each of the Warrant Holders, and, in each case, their respective successors and assigns from time to time that have duly executed and delivered a Joinder.

“Prepetition Notes Agent” means Wilmington Trust National Association, as agent.

“Prepetition Notes Documents”  means the Prepetition Secured Notes, the Prepetition Note Purchase Agreement and all certificates, instruments, agreements, guarantees and other documents made or delivered in connection therewith.

“Prepetition Secured Notes” means, collectively, the outstanding 15.5% Senior Secured Notes due 2016 — Series A and 15.5% Senior Secured Notes due 2016 — Series B, in each case, issued pursuant to the Prepetition Note Purchase Agreement.

“Required Prepetition Noteholders” means (x) holders of at least 66.66% of the aggregate principal amount of the Prepetition Secured Notes or (y) as long as the Prepetition Noteholders consist of only (A) Anchorage Entities on the one hand and (B) Corbin Opportunity Fund, L.L., O-CAP Partners, L.P. and O-CAP Offshore Master Fund, L.P. or their respective Affiliates on the other hand, the Anchorage Entities and at least one Prepetition Noteholder which is not an Anchorage Entity.

“Restructuring” has the meaning given to such term in the Recitals.

“Securities Act” means the Securities Act of 1933, as amended.

“Solicitation Materials” means the ballots and other documents required to solicit votes on the Prepackaged Plan from the Supporting Creditors in the form attached hereto as Exhibit K, and as may be amended, modified or supplemented only in accordance with the terms hereof.

“Supporting Creditors” has the meaning given to such term in the Preamble.

“Transfer” has the meaning given to such term in Section 3(h).

“Warrant Holders” means the holders of (a) certain Class A or Class B warrants to purchase shares of the common stock, par value $0.05 per share, of Cubic Energy and (b) certain shares of Series C Voting Preferred Stock, par value $0.01 per share, of Cubic Energy, in each case, purchased pursuant to a Warrant and Preferred Stock Agreement, dated as of October 2, 2013.

“Wells Fargo” has the meaning given to such term in the Preamble.

“Wells Fargo Credit Agreement” means the Amended and Restated Credit Agreement, dated October 2, 2013, as amended, restated, supplemented or otherwise modified from time to time, by and among CL LLC, as borrower and Wells Fargo, as lender.

2.                                      Cubic Parties Obligations.

(a)                                 On or within one (1) Business Day of the date hereof, the Cubic Parties shall commence solicitation of the Prepackaged Plan.

(b)                                 Within one (1) Business Day of Cubic Energy receiving votes from each Supporting Creditor on the Prepackaged Plan, the Cubic Parties shall commence the Prepackaged Cases, and use their reasonable best efforts to (x) obtain entry of the interim Cash Collateral Order within five (5) Business Days following the Petition Date and the final Cash Collateral Order within forty-five (45) days following the Petition Date, (y) obtain entry of the Confirmation Order within sixty (60) days following the Petition Date and (z) consummate the Prepackaged Plan as soon as practicable following entry of the Confirmation Order, but in no event later than fifteen (15) days following the entry thereof.

(c)                                  In order to effectuate the Restructuring and seek confirmation of the Prepackaged Plan in accordance with the time frames set forth herein, the Cubic Parties shall:

(i)                                     work collaboratively with the Supporting Creditors to prepare and finalize the Plan Supplement Documents and the Confirmation Order prior to the fifth (5th) Business Day prior to the objection deadline for the Confirmation Hearing.

(ii)                                  following the Petition Date, provide draft copies of all motions, applications and other documents or pleadings (the “Pleadings”) that any Cubic Party intends to file with the Bankruptcy Court that could (A) affect, in any way, the consummation of the Prepackaged Plan or (B) adversely affect, in any way, the Supporting Creditors, in each case, to the Supporting Creditors and their legal counsel as soon as reasonably practicable before such documents are filed with the Bankruptcy Court, and shall consider in good faith the comments of the Supporting Creditors and their legal counsel regarding any such proposed Pleadings, and incorporate such comments to the extent consistent with the terms of the Agreement and the Prepackaged Plan;

(iii)                               (A) support and complete the Restructuring and all other actions contemplated in connection therewith and under the Approved Documents, (B) take any and all necessary and appropriate actions in furtherance of the Restructuring and the other actions required or contemplated under the Approved Documents, (C) seek to obtain any and all required regulatory and third-party consents and approvals for the Restructuring, and (D) not take or omit to take, or permit any of their representatives or Affiliates to take or omit to take any action that conflicts or is inconsistent with this Agreement and the Prepackaged Plan and the confirmation and consummation thereof; and

(iv)                              Subject to Section 27 hereof, not, directly or indirectly, seek, solicit, negotiate, support, entertain or engage in any discussions or other communications relating to, or enter into any agreements or arrangements relating to, any alternative proposal to the Prepackaged Plan, including any modification to the Prepackaged Plan, nor shall the Cubic Parties solicit or direct any person or entity, including any member of the Cubic Parties’ boards of directors or any holder of equity in the Cubic Parties, to undertake any of the foregoing.

(d)                                 The Cubic Parties shall not, without the prior written consent of each Supporting Creditor, file or support any Pleading that is inconsistent with this Agreement, the Approved Documents, the Prepackaged Plan or the confirmation and consummation thereof.

(e)                                  The Cubic Parties shall promptly after the date hereof, file a copy of this agreement as an exhibit to a current report on Form 8-K, which report shall disclose that holders of the common stock of Cubic Energy are not expected to receive a distribution in the Prepackaged Cases.

(f)                                   Each Cubic Party agrees and acknowledges that the forms of the Approved Documents attached to this Agreement are in form and substance satisfactory to it.

(g)                                  Each Cubic Party agrees and acknowledges that :

(i)                                     as of November 30, 2015, (A) the aggregate principal amount of 15.5% Senior Secured Notes due 2016 — Series A outstanding is $52,147,578.13 (of which $50,000,000 is the original principal amount outstanding and $2,147,578.13 is the aggregate principal amount of additional 15.5% Senior Secured Notes due 2016 — Series A notes issued as payment of payment-in-kind interest pursuant to the Prepetition Note Purchase Agreement), (B) the aggregate principal amount of 15.5% Senior Secured Notes due 2016 — Series B outstanding is $16,687,219.90 (of which $16,000,000 is the original principal amount outstanding and $687,219.90 is the aggregate principal amount of additional 15.5% Senior Secured Notes due 2016 — Series B notes issued as payment of payment-in-kind interest pursuant to the Prepetition Note Purchase Agreement), (C) the total principal amount of Prepetition Secured Notes outstanding is $68,834,798.03 ((of which $66,000,000 is the original principal amount outstanding and $2,834,798.03 is the aggregate principal amount of additional Prepetition Secured Notes issued as payment of payment-in-kind interest pursuant to the Prepetition Note Purchase Agreement), (D) there is accrued and unpaid interest owed to the Prepetition Noteholders and (E) the foregoing amounts do not include fees, expenses and other amounts which are chargeable to or otherwise reimbursable by the Cubic Parties under the Prepetition Notes Documents ((A)—(E), collectively, the “Prepetition Secured Notes Obligations”);

(ii)                                  the Prepetition Secured Notes Obligations constitute the legal, valid and binding obligations of the Cubic Parties, enforceable in accordance with their terms; and

(iii)                               the mortgages, deeds of trust, liens and security interests granted by the Cubic Energy and the Cubic Asset Companies to the Prepetition Notes Agent to secure the Prepetition Secured Notes Obligations for the benefit of the Prepetition Notes Agent and the Prepetition Noteholders, including mortgages, liens and security interests (in all property, including any personal property, real property or fixtures) granted under (i) the First Lien Security Agreement, dated as of October 2, 2013, among the Cubic Asset Companies and the Prepetition Notes Agent (as amended, modified or supplemented from time to time, the “Cubic Asset First Lien Security Agreement”), (ii) the Security Agreement, dated as of October 2, 2013, between Cubic Energy and the Prepetition Notes Agent (as amended, modified or supplemented from time to time, the “Cubic Energy Security Agreement”) and (iii) the Deed of Trust, Mortgage, Multiple Indebtedness Mortgage, Fixture Filing, Assignment of As-Extracted Collateral, Security Agreement and Financing Statement, dated as of October 2, 2013, from Cubic Asset, LLC in favor of Jennifer D. Hamer, as trustee, for the benefit of and in favor of the Notes Agent (as amended, modified or supplemented from time to time, the “First Priority Deed of Trust”, and together with the Cubic Asset First Lien Security Agreement and the Cubic Energy Security Agreement, the “First Lien Security Agreements”) are, in each case, valid, binding, perfected, enforceable, first priority liens and security interests on the personal and real property of Cubic Energy and the Cubic Asset Companies constituting “Collateral” as defined in the First Lien Security Agreements and “Deed of Trust Property” as defined in the First Priority Deed of Trust, and are not subject to objection, defense, contest, avoidance, recharacterization, reclassification, reduction or subordination pursuant to the Bankruptcy Code or applicable non-bankruptcy law by any person or entity.

(iv)                              the mortgages, deeds of trust, liens and security interests granted by the Cubic Louisiana Companies to the Prepetition Notes Agent to secure the Prepetition Secured Notes Obligations for the benefit of the Prepetition Notes

Agent and the Prepetition Noteholders, including mortgages, liens and security interests (in all property, including real property or fixtures) granted under (i) the Second Lien Security Agreement, dated as of October 2, 2013, between the Cubic Louisiana Entities, BP Energy Company and the Prepetition Notes Agent (as amended, modified or supplemented from time to time, the “Cubic Louisiana Second Lien Security Agreement”), (ii) the Security Agreement, dated as of October 2, 2013, between the Cubic Louisiana Companies and the Prepetition Notes Agent (as amended, modified or supplemented from time to time, the “Cubic Louisiana Security Agreement”) and (iii) the Second Priority Deed of Trust, Mortgage, Multiple Indebtedness Mortgage, Fixture Filing, Assignment of As-Extracted Collateral, Security Agreement and Financing Statement, dated as of October 2, 2013, from Cubic Louisiana, LLC in favor of Jennifer D. Hamer, as trustee, for the benefit of and in favor of the Notes Agent (as amended, modified or supplemented from time to time, the “Second Priority Deed of Trust”, and together with the Cubic Louisiana Second Lien Security Agreement and Cubic Louisiana Security Agreement, the “Second Lien Security Agreements”) are, in each case, valid, binding, perfected, enforceable, second priority liens and security interests on the real and personal property of the Cubic Louisiana Companies constituting “Collateral” as defined in the Second Lien Security Agreements and “Deed of Trust Property” as defined in the Second Priority Deed of Trust, and are not subject to objection, defense, contest, avoidance, recharacterization, reclassification, reduction or subordination pursuant to the Bankruptcy Code or applicable non-bankruptcy law by any person or entity.

(v)                                 as of November 30, 2015, (A) the aggregate amount of Wells Fargo Credit Agreement obligations outstanding is $29,876,638 and (B) the foregoing amounts do not include fees, expenses and other amounts which are chargeable to or otherwise reimbursable by the Cubic Parties under the Wells Fargo Credit Agreement and other documents executed in favor of WFEC in connection therewith ((A)—(B), collectively, the “Prepetition WFEC Obligations”)

(vi)                              the Prepetition WFEC Obligations constitute the legal, valid and binding obligations of the Cubic Louisiana Companies, enforceable in accordance with their terms;

(vii)                           the mortgages, deeds of trust, liens and security interests granted to WFEC to secure the Prepetition WFEC Obligations for the benefit of WFEC, including mortgages, deeds of trust, liens and security interests (in all property, including any personal property, real property or fixtures) granted under (i) the First Lien Security Agreement between Cubic Louisiana Holding, Cubic Louisiana, each of the other subsidiaries of Cubic Louisiana Holding, and WFEC, dated as of October 2, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “WFEC Security Agreement”), (ii) the Mortgage, Collateral Assignment, Security Agreement and Financing Statement by Cubic Louisiana in favor of WFEC, effective as of October 2, 2013 (the “Louisiana Deed of Trust”), (iii) the Mortgage, Collateral Assignment, Security Agreement and Financing Statement by Cubic Energy, Inc. dated March 5, 2007 (as assumed pursuant to the Act of Assumption of Obligations and Mortgage dated as of October 2, 2013 by and among Cubic Louisiana, LLC Cubic Energy, Inc., and WFEC) (as amended, restated, supplemented, or otherwise modified from time to time, the “Energy Deed of Trust”, and together with the Louisiana Deed of Trust, the “WFEC Deeds of Trust” and together with the Louisiana Deed of Trust and WFEC Security Agreement, the “WFEC Security Documents”) are, in each case, valid, binding, perfected, enforceable, first priority mortgages, deeds of trust, liens and security interests on the real property, personal property and fixtures of the Cubic Louisiana Companies constituting “Collateral” as defined in the WFEC Security Agreement and “Deed of Trust Property” as defined in the WFEC Deeds of Trust, including accounts, chattel paper, deposit accounts, documents, general intangibles, goods (including inventory and equipment), instruments, insurance, intellectual property, investment related property, letter of credit rights, money, receivables and receivable records, certain commercial tort claims, oil, gas and other hydrocarbons and as-extracted collateral, all other personal property of the Cubic Louisiana Companies of any kind and all collateral records and collateral support relating to the foregoing and all proceeds, products, rents and profits of or in respect of any of the foregoing and are not subject to objection, defense, contest, avoidance, recharacterization, reclassification, reduction or subordination pursuant to the Bankruptcy Code or applicable nonbankruptcy law by any person or entity.  Notwithstanding the foregoing, Cubic Energy has no obligation or personal liability with respect to any of the WFEC Security Documents or WFEC Loan Documents.

(h)                                 The Cubic Parties shall take any and all necessary and appropriate actions to ensure that an “ownership change” for the purposes of Section 382 of the IRC does not occur prior to the consummation of the Prepackaged Plan, and to otherwise preserve the ability of reorganized Cubic Energy to use its federal income tax net operating losses and other tax attributes without any limitations imposed by Section 382 of the IRC, including by using their reasonable best efforts to obtain prompt entry of the NOL Order.

3.                                      Supporting Creditor Agreements.

(a)                                 Subject to the terms and conditions hereof and for so long as this Agreement has not been terminated in accordance with its terms, each Supporting Creditor shall:

(i)                                     use reasonable efforts to work collaboratively with the Cubic Parties and each other Supporting Creditor to prepare and finalize the Plan Supplement Documents and the Confirmation Order prior to the fifth (5th) Business Day prior to the objection deadline for the Confirmation Hearing.

(ii)                                  (i) if entitled to vote on the Prepackaged Plan, deliver or cause to be delivered its duly executed and completed ballot(s) voting in favor of the Prepackaged Plan on or before the voting deadline set forth on such ballot and (ii) not change or withdraw such vote (or cause or direct such vote to be changed or withdrawn);

(iii)                               support the Prepackaged Plan, not object to, or vote any of its Prepetition Interests that are entitled to vote on the Prepackaged Plan to reject, the Prepackaged Plan, support directly or indirectly any such objection or otherwise take any action or commence any proceeding to oppose or to seek any modification to the Prepackaged Plan; and

(iv)                              consent to the Cubic Parties’ use of the “cash collateral” (as defined in section 363(a) of the Bankruptcy Code) pursuant to the Cash Collateral Orders.

For the avoidance of doubt, if this Agreement is terminated prior to the entry of the Confirmation Order and the Supporting Creditors have voted on the Prepackaged Plan, the vote of each Supporting Creditor shall be automatically withdrawn, without the action of any Party, unless, within five (5) Business Days after such automatic termination, such Supporting Creditor shall have delivered to the Cubic Parties a statement in writing re-affirming its vote.

(b)                                 As long as (i) this Agreement has not been terminated or (ii) Wells Fargo’s obligations under this Agreement have not been terminated, in each case, in accordance with the terms of this Agreement, on or prior to the third (3rd) Business Day prior to the proposed Effective Date, Wells Fargo will pay, by wire transfer of immediately available funds to the bank account designated in writing by Cubic Energy, $150,000 in cash to Cubic Energy as partial reimbursement of the expenses incurred by the Debtors in connection with the Restructuring.

(c)                                  Subject to the terms and conditions hereof and as long as this Agreement has not been terminated in accordance with its terms prior to the Effective Date, (w) within thirty (30) Business Days following the Effective Date, the Prepetition Noteholders shall fund or shall cause their Affiliates to fund accounts for the purpose of (ii) funding the trade claims set forth on Exhibit M (the “Specified Cubic Asset Trade Claims”), in each case, in accordance with the Prepackaged Plan, (x) the Prepetition Noteholders shall fund, or cause their Affiliates to fund, severance payments to the employees set forth on Exhibit L (the “Severance List”) at the times and in the amounts set forth in the Severance List and Plan, (y) within thirty (30) Business Days following the Effective Date, WFEC shall fund or cause its Affiliates to fund accounts for the purpose of funding the trade claims set forth on Exhibit O (the “Specified Cubic Louisiana Trade Claims”) in accordance with the Prepackaged Plan, and (z) on the Effective Date, (A) the Prepetition Noteholders shall cause or shall cause their Affiliates to cause reorganized Cubic Energy to execute and deliver the New MSA and (B) Fossil shall execute and deliver the New MSA.

(d)                                 Each Supporting Creditor agrees and acknowledges that the forms of the Approved Documents attached to this Agreement are in form and substance satisfactory to it.

(e)                                  Each Supporting Creditor shall use reasonable efforts to work collaboratively with the Cubic Parties and each other Supporting Creditor to prepare and finalize the Plan Supplement Documents and the Confirmation Order prior to the fifth (5th) Business Day prior to the objection deadline for the Confirmation Hearing.

(f)                                   Fossil shall support the Prepackaged Plan, not object to, or vote any of its Prepetition Interests that are entitled to vote on the Prepackaged Plan (if any) to reject, the Prepackaged Plan, support directly or indirectly any such objection or otherwise take any action or commence any proceeding to oppose or to seek any modification to the Prepackaged Plan.

(g)                                  Subject to the terms of this Agreement, and prior to the Effective Date, BP agrees to forbear and refrain from exercising any of its rights or remedies under the Hedging, Call Option and Operations Arrangements, including any right to (a) liquidate, terminate, or accelerate any such arrangements because of a condition of the kind specified in section 365(e)(1) of the Bankruptcy Code, (b) offset or net out any termination values or payment amounts, (c) cause or enforce collateral and margin calls or (d) take any similar action, each as may be triggered or otherwise become available upon the occurrence or anticipated occurrence of a default or insolvency proceeding involving any Cubic Party.

(h)                                 Each Prepetition Noteholder agrees not to directly or indirectly, sell, transfer, convey, participate, assign, encumber, hypothecate or otherwise dispose of, in whole or in part (collectively, “Transfer”) any Prepetition Interests, or any option thereon or any right or interest (voting or otherwise) in any or all of its Prepetition Interests in a manner that would impede reorganized Cubic Energy from qualifying for Section 382(l)(5) of the IRC or use its federal income tax net operating losses and other tax attributes on an unrestricted basis.

4.                                      Transfer of Interests. Subject to the terms and conditions hereof, including Section 3(h), and for so long as this Agreement has not been terminated in accordance with its terms, each Supporting Creditor agrees that, as long as this Agreement has not terminated in accordance with its terms, it shall not Transfer any Prepetition Interests, or any option thereon or any right or interest (voting or otherwise) in any or all of its Prepetition Interests unless the transferee, participant or other party (A) is a Supporting Creditor or (B) satisfies the representations hereunder with respect to the transferring Supporting Creditor, and agrees in writing to assume and be bound by all of the terms of this Agreement with respect to all Prepetition Interests such transferee, participant or other party currently holds or shall acquire in the future by executing the joinder attached hereto as Exhibit N (the “Joinder”) (such transferee, participant or other party, if any, to also be a “Supporting Creditor” and “Party” hereunder from and after such transfer).  If a transferee of any of the Prepetition Interests is not a Supporting Creditor or does not execute a Joinder in substantially the form attached hereto as Exhibit N within three (3) Business Days of the completion of such transfer, participation or other grant or otherwise agree to be bound by all of the terms of this Agreement, then such sale, transfer, assignment or other disposition of the Prepetition Interests or related option, right or interest shall be deemed null and void ab initio.   A transferor of any of the Prepetition Interests shall provide each other Party with written notice of any such transfer, participation or other grant within three (3) Business Days of the completion of such transfer, participation or other grant. This Agreement shall in no way be construed to preclude any Supporting Creditor from acquiring additional Prepetition Interests; provided, however, that any such additional Prepetition Interests shall automatically, without the action of any Party, be deemed to be subject to all of the terms of this Agreement and each such Supporting Creditor agrees that such additional Prepetition Interests shall be subject to this Agreement and that it shall vote (or cause to be voted) any such additional Prepetition Interests entitled to vote on the Prepackaged Plan (in each case, to the extent still held by it or on its behalf at the time of such vote) in a manner consistent with this Section 4.  The failure by a Party to comply with the transfer procedure described in this paragraph (resulting in such transfer becoming null and void ab initio) shall not constitute a material breach for purposes of Section 8(c) hereof.

5.                                      Representations of the Parties.  Each Party hereby represents and warrants to the other Parties that the following statements are true, correct and complete as of the date hereof:

(a)                                 It has all requisite corporate, partnership, limited liability company or similar authority to execute this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder, and the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, partnership, limited liability company or other similar action on its part.

(b)                                 The execution, delivery and performance by such Party of this Agreement and the transactions contemplated hereby does not and shall not violate (i) any provision of law, rule or regulation applicable to it or (ii) its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries.

(c)                                  This Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of the Bankruptcy Court.

6.                                      Representations of the Cubic Parties.  Each Cubic Party hereby represents and warrants to the other Parties that the following statements are true, correct and complete as of the date hereof:

(a)                                 The execution, delivery and performance by such Cubic Party of this Agreement and the transactions contemplated hereby does not and shall not, conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any contractual obligation to which a Cubic Party or any of its subsidiaries is a party (except as a direct result of the filing of the Prepackaged Cases).

(b)                                 The execution, delivery and performance by such Cubic Party of this Agreement does not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or governmental authority or regulatory body, except as may be necessary or required for approval by the Bankruptcy Court of such Cubic Party’s authority to implement this Agreement and the

Restructuring, or for filings pursuant to the Securities Exchange Act of 1934, as amended.

(c)                                  Defaults and Events of Default (each as defined in the Prepetition Note Purchase Agreement) under the Prepetition Note Purchase Agreement have occurred and are continuing.

(d)                                 The Supporting Creditors have been provided with substantially final copies of the applicable chapter 11 petitions and applicable “first-day” and “second-day” Pleadings to be filed with the Bankruptcy Court on the Petition Date, including a motion to assume this Agreement.

(e)                                  As of June 30, 2015, to the best of its knowledge, Cubic Energy held approximately $85 million of unrestricted federal income tax net operating losses and other tax attributes not subject to any limitation.  As of the date hereof, to the best of its knowledge, (a) all of Cubic Energy’s federal income tax net operating losses were available for use by Cubic Energy on an unrestricted basis in accordance with Section 382 of the IRC and (b) there have been no Transfers of Prepetition Equity Interests by any person or entity that “beneficially owned” (as determined in accordance with the applicable rules under Section 382 of the IRC) 5% or more of the Prepetition Equity Interests immediately before or after such Transfer.

7.                                      Supporting Creditor Representations.  Each Supporting Creditor hereby represents and warrants to the other Parties that the following statements are true, correct and complete as of the date hereof:

(a)                                 Such Supporting Creditor (i) either (A) is the sole legal and beneficial owner of the Prepetition Interests set forth below its name on the signature page hereof (or the Joinder), free and clear of all claims, liens and encumbrances, or (B) has sole investment and voting discretion with respect to such Prepetition Interests in respect to matters relating to the Restructuring and has the power and authority to bind the beneficial owner(s) of such Prepetition Interests to the terms of this Agreement and (ii) has full power and authority to act on behalf of, vote and consent to matters concerning such Prepetition Interests in respect to matters relating to the Restructuring and dispose of, exchange, assign and transfer such Prepetition Interests.  Further, such Supporting Creditor has made no prior assignment, sale, participation, grant, conveyance, or other transfer of, and has not entered into any other agreement to assign, sell, participate, grant, convey or otherwise transfer, in whole or in part, any portion of its right, title, or interests in its Prepetition Interests, the terms of which agreement are, as of the date hereof, inconsistent with the representations and warranties of such Supporting Creditor herein or would render such Supporting Creditor otherwise unable to comply with this Agreement and perform its obligations hereunder.

(b)                                 Such Supporting Creditor (i) is an “accredited investor” (as such term is defined in Rule 501 of Regulation D under the Securities Act) or a “qualified institutional buyer” (within the meaning defined in Rule 144A promulgated under the Securities Act), (ii) has such knowledge and experience in financial and business matters of this type that it is capable of evaluating the merits and risks of entering into this Agreement and of making an informed investment decision and (iii) has conducted an independent review and analysis of the business and affairs of the Cubic Parties that it considers sufficient and reasonable for purposes of entering into this Agreement.

8.                                      Termination of Agreement.  This Agreement may be terminated as follows:

(a)                                 by the mutual written consent of Cubic Energy and each Supporting Creditor;

(b)                                 by the Required Prepetition Noteholders, upon: (i) the material breach by BP, Wells Fargo, Fossil or any Cubic Party of any of their respective undertakings, representations, warranties or covenants set forth in this Agreement, which material breach remains uncured for a period of five (5) Business Days after the receipt by the Parties hereto of written notice from the Required Prepetition Noteholders of such material breach, unless waived by the Required Prepetition Noteholders; provided that with respect to any breach by Wells Fargo of the covenant set forth in Section 3(b), the Required Prepetition Noteholders may terminate this Agreement if such breach remains uncured one (1) Business Day after the receipt by Wells Fargo of written notice from the Required Prepetition Noteholders of such breach, unless waived by the Required Prepetition Noteholders; or (ii) the termination by BP or Wells Fargo of its obligations under this Agreement in accordance with Section 9;

(c)                                  by Cubic Energy, upon the material breach by a Supporting Creditor of any of the undertakings, representations, warranties or covenants of such Prepetition Noteholder set forth in this Agreement, which material breach remains uncured for a period of five (5) Business Days after the receipt by all Supporting Creditors of written notice from Cubic Energy of such material breach, unless waived by Cubic Energy; provided, however, that no Cubic Party is then in material breach of any of its undertakings, representations, warranties or covenants set forth in this Agreement; provided, further, that if the Required Prepetition Noteholders have not materially breached any of the undertakings, representations, warranties or covenants of the Supporting Creditors set forth in this Agreement, a material breach by a Supporting Creditor shall not entitle Cubic Energy to terminate this Agreement; or

(d)                                 unless waived in writing by the Required Prepetition Noteholders, automatically, without the action of any Party, upon the occurrence of any of the following:

(i)                                     at 11:59 p.m. prevailing Eastern Time on the fifth (5th) day after the date hereof, unless the Petition Date has occurred;

(ii)                                  at 11:59 p.m. prevailing Eastern Time on the first Business Day that is three (3) Business Days after the Petition Date, unless the Bankruptcy Court shall have entered the Interim Cash Collateral Order;

(iii)                               at 11:59 p.m. prevailing Eastern Time on the first Business Day that is sixty (60) days after the Petition Date, unless the Bankruptcy Court shall have entered (x) the Final Cash Collateral Order and (y) the Confirmation Order;

(iv)                              at 11:59 p.m. prevailing Eastern Time on the first Business Day that is fifteen (15) days following entry by the Bankruptcy Court of the Confirmation Order, if there has not occurred substantial consummation (as defined in section 1101 of the Bankruptcy Code) of the Prepackaged Plan on or before such date;

(v)                                 upon the filing by the Cubic Parties of any motion or other request for relief seeking to (1) dismiss any of the Prepackaged Cases, (2) convert any of the Prepackaged Cases to a case under chapter 7 of the Bankruptcy Code, or (3) appoint a trustee or an examiner with expanded powers pursuant to section 1104 of the Bankruptcy Code in any of the Prepackaged Cases;

(vi)                              upon the entry of an order by the Bankruptcy Court (1) dismissing any of the Prepackaged Cases, (2) converting any of the Prepackaged Cases to a case under chapter 7 of the Bankruptcy Code, (3) appointing a trustee or an examiner with expanded powers pursuant to section 1104 of the Bankruptcy Code in any of the Prepackaged Cases or (4) making a finding of fraud, dishonesty or misconduct by any executive, officer or director of the Cubic Parties, regarding or relating to the Cubic Parties;

(vii)                           upon (x) the termination under the Cash Collateral Orders of any Debtor’s right to use “cash collateral” (as defined in section 363(a) of the Bankruptcy Code) or (y) the withdrawal, amendment or modification of the Prepackaged Plan or the Confirmation Order, in any manner other than in accordance with the terms hereof, or the filing by a Cubic Party of a pleading seeking such withdrawal, amendment or modification, in each case, without the consent of the Required Prepetition Noteholders;

(viii)                        if any of the Cubic Parties files any motion or pleading with the Bankruptcy Court that is inconsistent in any respect with this Agreement or the Prepackaged Plan (in each case, with such amendments and modifications as have been effected in accordance with the terms hereof) and such motion or pleading has not been withdrawn prior to the earlier of (i) three (3) Business Days after the Cubic Parties receive written notice from the Required Prepetition Noteholders requesting such withdrawal and (ii) the entry of an order of the Bankruptcy Court approving such motion;

(ix)                              the Bankruptcy Court grants relief that is inconsistent with this Agreement or the Prepackaged Plan in any material respect (in each case with such amendments and modifications as have been properly effected or are permitted in accordance with the terms hereof);

(x)                                 the issuance by any governmental authority, or any other regulatory authority or court of competent jurisdiction, of any ruling or order enjoining the consummation of a material portion of the Restructuring, other than a ruling or order that is subject to a bona fide challenge or appeal;

(xi)                              if any of the Cubic Parties files, proposes or otherwise supports any motion for the entry of an order by any court of competent jurisdiction invalidating, disallowing, subordinating, or limiting, in any respect, as applicable, the enforceability, priority, or validity of the Prepetition Claims of any Supporting Creditor or claims granted under the Interim Cash Collateral Order or Final Cash Collateral Order or the liens, mortgages or security interests securing each of the foregoing, or the Bankruptcy Court enters such an order;

(xii)                           if any of the Cubic Parties files a motion or pleading with the Bankruptcy Court seeking authority to exercise its Fiduciary Out (as defined below), or exercises its Fiduciary Out.

(xiii)                        a bankruptcy filing by any of the Cubic Parties in any jurisdiction other than as provided for in this Agreement.

For the avoidance of doubt, the Cubic Parties hereby waive any requirement that a Supporting Creditor seek or obtain relief from the automatic stay under section 362 of the Bankruptcy Code for purposes of (x) providing notice under, or terminating, this Agreement or (y) upon termination of this Agreement, exercising all rights and remedies under the Note Documents (as defined in the Prepetition Note Purchase Agreement), and the Cubic Parties agree not to object to any Supporting Creditor seeking, if necessary, to lift the automatic stay in connection therewith.

Upon termination of this Agreement, this Agreement shall forthwith become void and of no further force or effect, each Party hereto shall be released from its commitments, undertakings and agreements under this Agreement or related to this Agreement and the Prepackaged Plan, as applicable, and there shall be no liability or obligation on the part of any Party hereto; provided that in no event shall any such termination relieve a Party hereto from (i) liability for its breach or non-performance of its obligations hereunder prior to the date of such termination, notwithstanding any termination of this Agreement by any other Party and (ii) obligations under this Agreement which expressly survive any such termination pursuant to Section 20 hereof. Upon termination of this Agreement in accordance with its terms, any and all consents, tenders, waivers, forbearances and votes delivered by a Supporting Creditor prior to such termination, shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by any Party.

9.                                      Termination of Obligations of BP and Wells Fargo.  Upon the occurrence of any of the following, the obligations of BP and Wells Fargo under this Agreement shall terminate; provided, however, that BP or Wells Fargo, as applicable, is not then in material breach of any of its undertakings, representations, warranties or covenants set forth in this Agreement; provided, further, that in no event shall any such termination relieve BP or Wells Fargo, as applicable, from (i) liability for its breach or non-performance of its obligations hereunder prior to the date of such termination, notwithstanding the termination of its obligations hereunder or the termination of this Agreement pursuant to Section 8 hereof and (ii) obligations under this

Agreement which expressly survive any such termination pursuant to Section 20 hereof; provided, further, that each of BP and Wells Fargo may waive termination pursuant to this Section 9 with respect to its obligations under this Agreement:

(a)                                 the material breach by a Prepetition Noteholder or a Cubic Party of any of the undertakings, representations, warranties or covenants of such Party set forth in this Agreement, which breach remains uncured for a period of three (3) Business Days after the receipt of written notice to all Supporting Creditors of such breach from BP or Wells Fargo;

(b)                                 the amendment of this Agreement or the Approved Documents in accordance with the terms hereof or, as applicable, thereof, in a manner that would adversely affect BP or Wells Fargo, in any material respect, without the express written consent of such affected Party; or

(c)                                  the occurrence of any of the events set forth in Section 8(d).

Upon the valid termination pursuant to this Section 9 of the obligations of BP or Wells Fargo under this Agreement, BP or Wells Fargo, as applicable, shall no longer be a Party or Supporting Creditor under this Agreement.

10.                               Good Faith Cooperation; Further Assurances.  Each Party shall cooperate with each other Party in good faith, and the Parties shall coordinate their activities (to the extent practicable) in connection with the implementation and consummation of the Restructuring and the Prepackaged Plan.  Each Party shall take such commercially reasonable actions, including executing and delivering any ancillary agreements and making any required regulatory filings, as may be reasonably necessary to carry out the purposes and intent of this Agreement and the Prepackaged Plan.

11.                               Remedies.  All remedies that are available at law or in equity, including specific performance and injunctive or other equitable relief, to any Party for a breach of this Agreement by another Party shall be available to the non-breaching Party (for the avoidance of doubt, if there is a breach of the Agreement by a Supporting Creditor, money damages shall be an insufficient remedy to the other Supporting Creditors or the Cubic Parties and any of the Cubic Parties or the other Supporting Creditors can seek specific performance as against another Supporting Creditor); provided further that in connection with any remedy asserted in connection with this Agreement, each Party agrees to waive any requirement for the securing or posting of a bond in connection with any remedy.  All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party or any other Party.

12.                               Prior Negotiations and Entire Agreement.  This Agreement supersedes all prior negotiations, and documents reflecting such prior negotiations, among the Cubic Parties, any Supporting Creditors and Fossil (and their respective advisors) solely with respect to the pursuit of the Restructuring.  For the avoidance of doubt, this Agreement does not amend, restate, modify or supplement the Prepetition Notes Documents.

13.                               Amendments.  This Agreement and the Approved Documents may be amended, modified or supplemented only with the express written consent of the Cubic Parties on the one hand and the Supporting Creditors on the other hand; provided that no amendment, modification or other supplement to the Prepackaged Plan may provide for less favorable treatment in any respect of the Prepetition Claims of any Prepetition Noteholders or any group of Prepetition Noteholders compared to those of the Prepetition Noteholders generally, without the express written consent of such Prepetition Noteholders, or group of Prepetition Noteholders, as applicable; provided, further, that this Agreement and the Approved Documents may be amended, modified or supplemented without the consent of BP and Wells Fargo, subject to the rights of BP and Wells Fargo to terminate their respective obligations under this Agreement pursuant to Section 9; provided, further, that (i) Sections 3(c)(y), 3(f), 5, 12 and 13, (ii) the definition of “New MSA” and (iii) Exhibit I, in each case, may not be amended, modified or supplemented without the consent of Fossil; provided, further, that Exhibit F may not be amended, modified or supplemented without the consent of BP; provided, further, that Exhibit O may be amended, modified, or supplemented at any time prior to the Effective Date with the consent of the Cubic Louisiana Companies and Wells Fargo (and without requiring any other consent of any of the other Parties to this Agreement).

14.                               Independent Analysis; Independence of Supporting Creditors.  Each Supporting Creditor hereby confirms that it has made its own decision to execute this Agreement based upon its own independent assessment of documents and information available to it, as it has deemed appropriate.  Each Supporting Creditor is acting independent of the other Supporting Creditors and shall not be responsible in any way for the performance of the obligations of any other Supporting Creditor.

15.                               Representation by Counsel.  Each Party acknowledges that it has had the opportunity to be represented by counsel in connection with this Agreement and the Restructuring.  Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel, shall have no application and is expressly waived.

16.                               Governing Law.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflict of laws that would require the application of the law of any other jurisdiction.  By its execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in either a state or federal court of competent jurisdiction in the State and County of New York.  By execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably accepts and submits itself to the nonexclusive jurisdiction of each such court, generally and unconditionally, with respect to any such action, suit or proceeding.  Notwithstanding the foregoing consent to jurisdiction in either a state or federal court of competent jurisdiction in the State and County of New York, upon the commencement of the

Prepackaged Cases, each of the Parties hereto hereby agrees that, if the petitions have been filed and the Prepackaged Cases are pending, the Bankruptcy Court shall have exclusive jurisdiction over all matters arising out of or in connection with this Agreement.  EACH PARTY HERETO UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO ABOVE.

17.                               Notices.  All demands, notices, requests, consents and other communications under this Agreement shall be in writing, sent contemporaneously to all of the Supporting Creditors and the Cubic Parties, and deemed given when delivered, if delivered by hand, or upon confirmation of transmission, if delivered by email or facsimile, at the addresses and facsimile numbers set forth on Schedule 1 hereto.

18.                               Reservation of Rights.  Except as expressly provided in this Agreement or the Prepackaged Plan, nothing herein is intended to, or does, in any manner (a) waive, limit, impair or restrict the ability of (i) each Party to protect and preserve its rights, remedies and interests, including the Prepetition Interests and any other claims against or interests in the Cubic Parties or other parties, or its full participation in the Prepackaged Cases or (ii) any Prepetition Noteholder to exercise any rights or remedies available under or in connection with (A) the Prepetition Note Purchase Agreement and/or any other agreement to which a Prepetition Noteholder and any Cubic Party are parties or (B) the Prepetition Secured Notes and/or any other securities or instruments held by a Prepetition Noteholder, including any option, warrant or right to acquire such securities or instruments, (b) restrict any Supporting Creditor’s rights to object to, or otherwise oppose, any other motions filed in the Prepackaged Cases that conflict or are inconsistent with this Agreement or the Prepackaged Plan, all of which rights are expressly preserved.  Without limiting the foregoing sentence in any way, after any termination of this Agreement, the Parties hereto each fully reserve any and all of their respective rights, remedies and interests, in the case of any claim for breach of this Agreement.  Furthermore, nothing in this Agreement (a) shall be construed to prohibit any Party from appearing as a party-in-interest in any matter to be adjudicated in the Prepackaged Cases so long as such appearance and the positions advocated in connection therewith are consistent with this Agreement and the Prepackaged Plan, and are not for the purpose of, and could not reasonably be expected to have the effect of, hindering, delaying or preventing the consummation of the Prepackaged Plan or (b) amends, modifies or supplements, in any respect, the terms and provisions of the Prepetition Notes Documents.

19.                               Rule of Interpretation.  Notwithstanding anything contained herein to the contrary, it is the intent of the Parties that all references to votes or voting in this Agreement be interpreted to include (a) votes or voting on a plan of reorganization under the Bankruptcy Code and (b) all means of expressing agreement with, or rejection of, as the case may be, a restructuring or reorganization transaction that is not implemented under the Bankruptcy Code.

20.                               Survival.  Notwithstanding (i) any sale, transfer or assignment of Prepetition Interests in accordance with Section 4 or (ii) the termination of this Agreement in accordance with its terms, the agreements and obligations of the Parties in Sections 11, 12, 14, 15, 16, 17, 18, 20, 21, 22 and 25 shall survive such sale and/or termination and shall continue in full force and effect for the benefit of the Supporting Creditors in accordance with the terms hereof.

21.                               Successors and Assigns; Severability; Several Obligations.  This Agreement is intended to bind and inure to the benefit of the Parties and their respective permitted successors, assigns, heirs, executors, estates, administrators and representatives.  The invalidity or unenforceability at any time of any provision hereof in any jurisdiction shall not affect or diminish in any way the continuing validity and enforceability of the remaining provisions hereof or the continuing validity and enforceability of such provision in any other jurisdiction.  The agreements, representations and obligations of the Supporting Creditors under this Agreement are, in all respects, several and not joint.

22.                               Third-Party Beneficiary.  This Agreement is intended for the benefit of the Parties hereto and no other person or entity shall be a third party beneficiary hereof or have any rights hereunder.

23.                               Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement.  Execution copies of this Agreement may be delivered by facsimile, electronic mail or otherwise, each of which shall be deemed to be an original for the purposes of this paragraph.

24.                               Headings.  The section headings of this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement and shall not affect the interpretation of this Agreement.

25.                               Settlement Discussions.  This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the parties hereto.  Nothing herein shall be deemed an admission of any kind.  Pursuant to Federal Rule of Evidence 408, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Agreement, all exhibits, schedules and appendices hereto, and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than to prove the existence of this Agreement or in a proceeding to enforce the terms of this Agreement.

26.                               Publicity.  The Cubic Parties will submit to the Supporting Creditors all press releases, public filings, public announcements or other communications with any news media relating to this Agreement or the Transactions.  The Cubic Parties shall not use the name of any Supporting Creditor in any press release without such Supporting Creditor’s prior written consent.

27.                               Fiduciary Duties.

(a)                                 None of the Supporting Creditors shall have any fiduciary duties or other duties or responsibilities to each other, any Supporting Creditor, Fossil, the Cubic Parties or any of the Cubic Parties’ shareholders, creditors or other stakeholders.

(b)                                 Notwithstanding anything to the contrary herein, at any time prior entry of the Confirmation Order, the Cubic Parties or any directors or officers of the Cubic Parties, in such person’s capacity as a director or officer of the Cubic Parties, shall be entitled to take any action, or to refrain from taking any action, including a decision to terminate this Agreement, that such person determines in good faith, after consultation with counsel, is consistent with its or their fiduciary obligations under applicable law (the “Fiduciary Out”).

(c)                                  At the time this Agreement is entered into, the Cubic Parties acknowledge and agree that the Cubic Parties Obligations and any remedies in respect thereof set forth in this Agreement constitute the sound business judgment of the Cubic Parties that comports with the fiduciary duties of the Cubic Parties’ officers and directors.

(d)                                 The Cubic Parties agree that the Fiduciary Out shall not apply, and may not be used, to annul, modify, amend, or otherwise alter any of the Cubic Parties Obligations or any of the remedies in respect thereof; provided, however, that if the Cubic Parties secure a binding and firm written commitment that is not conditioned on financing or subject to any significant closing conditions, including the occurrence of a material adverse effect or change, with respect to an alternative transaction that will pay the Supporting Creditors in full in cash on the Effective Date and will not materially delay the Effective Date compared to the Prepackaged Plan (a “Firm Alternative Transaction”), the Cubic Parties shall provide Supporting Creditors with at least ten (10) Business Days to determine whether Supporting Creditors will consent to such Firm Alternative Transaction. If Supporting Creditors do not consent to such Firm Alternative Transaction, the Cubic Parties may only exercise the Fiduciary Out after they have obtained an order from the Bankruptcy Court authorizing the Cubic Parties to exercise the Fiduciary Out in accordance with the terms hereof.

28.                               No Solicitation.  This Agreement, the Restructuring and the Prepackaged Plan are the product of negotiations among the Parties, together with their respective representatives.  Notwithstanding anything herein to the contrary, this Agreement is not, and shall not be deemed to be, a solicitation of votes for the acceptance of the Prepackaged Plan or any plan of reorganization for the purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise.  The Cubic Parties will not solicit acceptances of the Prepackaged Plan from any Supporting Creditor until such Supporting Creditor has been provided with copies of the Disclosure Statement containing adequate information as required by section 1125 of the Bankruptcy Code.

29.                               Termination of Investment Agreement.  The Warrant Holders and Cubic Energy agree that, automatically upon the commencement of the Prepackaged Cases, the Investment Agreement dated as of October 2, 2013 among the Warrant Holders and Cubic Energy shall terminate pursuant to Section 7.01 thereof.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

CUBIC ENERGY, INC.

By:	/s/ Jon Stuart Ross
Name: Jon Stuart Ross
Title: EVP / Secretary

CUBIC ASSET HOLDING, LLC

By:	CUBIC ENERGY, INC.
Its:	Sole Member

	By:	/s/ Jon Stuart Ross
Name: Jon Stuart Ross
Title: EVP / Secretary

CUBIC ASSET, LLC

By:	CUBIC ASSET HOLDING, LLC
Its:	Sole Member

	By:	CUBIC ENERGY, INC.
	Its:	Sole Member

		By:	/s/ Jon Stuart Ross
Name: Jon Stuart Ross
Title: EVP / Secretary

[Signature Page to Plan Support Agreement]

CUBIC LOUISIANA HOLDING, LLC

By:	CUBIC ENERGY, INC.
Its:	Sole Member

	By:	/s/ Jon Stuart Ross
Name: Jon Stuart Ross
Title: Secretary / EVP

CUBIC LOUISIANA, LLC

By:	CUBIC LOUISIANA HOLDING, LLC
Its:	Sole Member

	By:	CUBIC ENERGY, INC.
	Its:	Sole Member

		By:	/s/ Jon Stuart Ross
Name: Jon Stuart Ross
Title: Secretary / EVP

[Signature Page to Plan Support Agreement]

AIO III CE, L.P.

By:	Anchorage Capital Group, L.L.C., its
Investment Manager

By:	/s/ Daniel Allen
Name: Daniel Allen
Title: President

Aggregate principal amount of Prepetition Claims as of November 30, 2015:

$52,147,578.13

Prepetition Equity Interests:

[Signature Page to Plan Support Agreement]

AIO III AIV 3, L.L.C.

By:	Anchorage Capital Group, L.L.C., its
Investment Manager

By:	/s/ Daniel Allen
Name: Daniel Allen
Title: President

Aggregate principal amount of Prepetition Claims as of November 30, 2015:

$

Prepetition Equity Interests:

Stock: 48,346.20; Class A Warrant: 32,230,799.48; Class B Warrants: 16,115,399.74

[Signature Page to Plan Support Agreement]

ANCHORAGE ILLIQUID OPPORTUNITIES III (B), L.P.

By:	Anchorage Capital Group, L.L.C., its
Investment Manager

By:	/s/ Daniel Allen
Name: Daniel Allen
Title: President

Aggregate principal amount of Prepetition Claims as of November 30, 2015:

$

Prepetition Equity Interests:

Stock: 14,124.13; Class A Warrant: 9,416,086.06; Class B Warrants: 4,708,043.03

[Signature Page to Plan Support Agreement]

ANCHORAGE ILLIQUID OPPORTUNITIES III, L.P.

By:	Anchorage Capital Group, L.L.C., its
Investment Manager

By:	/s/ Daniel Allen
Name:	Daniel Allen
Title:	President

Aggregate principal amount of Prepetition Claims as of November 30, 2015:

$

Prepetition Equity Interests:

Stock: 12,341.66; Class A Warrant: 8,227,772.46; Class B Warrants: 4,113,886.23

[Signature Page to Plan Support Agreement]

CORBIN OPPORTUNITY FUND, L.P.

By:	Corbin Capital Partners Management, LLC,
Its General Partner

By:	/s/ Daniel Friedman
Name: Daniel Friedman
Title: General Counsel

Aggregate principal amount of Prepetition Claims as of November 30, 2015:

$11,472,465.15

Prepetition Equity Interests:

Class A Warrants 10,972,425
Class B Warrants 5,486,212
Preferred Stock 16,458,637

[Signature Page to Plan Support Agreement]

O-CAP PARTNERS, L.P.

By:	O-CAP Advisors, LLC, Its
General Partner

By:	/s/ Michael Olshan
Name: Michael Olshan
Title: Managing Member

Aggregate principal amount of Prepetition Claims as of November 30, 2015:

$2,988,055.31

Prepetition Equity Interests:

Class A Warrants:	2,857,818
Class B Warrants:	1,428,929
Preferred Stock:	4,286,727

[Signature Page to Plan Support Agreement]

O-CAP OFFSHORE MASTER FUND, L.P.

By:	O-CAP Advisors, LLC, Its
General Partner

By:	/s/ Michael Olshan
Name: Michael Olshan
Title: Managing Member

Aggregate principal amount of Prepetition Claims as of November 30, 2015:

$2,226,700.91

Prepetition Equity Interests:

Class A Warrants:	2,129,648
Class B Warrants:	1,064,824
Preferred Stock:	3,194,472

[Signature Page to Plan Support Agreement]

WELLS FARGO ENERGY CAPITAL, INC.

By:	/s/ Gary Milavec
Name: Gary Milavec
Title: Managing Director

Aggregate principal amount of Prepetition Claims as of November 30, 2015:

$29,876,638

Prepetition Equity Interests:

241,192 shares of Class B preferred
8,500,000 warrants

[Signature Page to Plan Support Agreement]

FOSSIL OPERATING, INC.

By:	/s/ Calvin Wallen, III
Name: Calvin Wallen, III
Title: President

[Signature Page to Plan Support Agreement]

BP PRODUCTS NORTH AMERICA, INC.

By:	/s/ Paul Lantevo
Name: Paul Lantevo
Title: VP BP Products North America

Aggregate principal amount of Prepetition Claims:

Together with BPEC, all claims arising under the Cubic Asset Hedging, Call Option, and Operations Arrangements and Cubic Louisiana Hedging Arrangements

[Signature Page to Plan Support Agreement]

BP ENERGY COMPANY

By:	/s/ Timothy Yee
Name: Timothy Yee
Title: Attorney-in-Fact

Aggregate principal amount of Prepetition Claims:

Together with BPPNA, all claims arising under the Cubic Asset Hedging, Call Option, and Operations Arrangements and Cubic Louisiana Hedging Arrangements

[Signature Page to Plan Support Agreement]

SCHEDULE 1

NOTICE ADDRESSES

If to the Cubic Parties:

CUBIC ENERGY, INC., et al.
9870 Plano Rd
Dallas, Texas

Attn:	Jon S. Ross
Facsimile:	972-681-9687
Email:	jross@cubicenergyinc.com

with a copy to:

Holland & Knight LLP
200 Crescent Court, Suite 1600
Dallas, Texas 75204

Attn:	Brent McIlwain
Facsimile:	214-964-9501
Email:	brent.mcilwain@hklaw.com

If to a Prepetition Noteholder or a transferee thereof, to the addresses or facsimile numbers set forth below following the Prepetition Noteholder’s signature (or as directed by any transferee thereof), as the case may be, (or at such other addresses or facsimile numbers as shall be specified by like notice) with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attn: Michael H. Torkin, Ari B. Blaut, and David R. Zylberberg
Facsimile: (212) 291-9376
Email:            torkinm@sullcrom.com, blauta@sullcrom.com, and zylberbergd@sullcrom.com

If to Wells Fargo or a transferee thereof, to the addresses or facsimile numbers set forth below following Wells Fargo’s signature (or as directed by any transferee thereof), as the case may be, (or at such other addresses or facsimile numbers as shall be specified by like notice) with a copy to:

WELLS FARGO ENERGY CAPITAL, INC.

1000 Louisiana, 9th Floor

Houston, Texas 77992

Attn:  Zachary D. Winegrad

With a copy to:

LISKOW & LEWIS

1001 Fannin Street, Suite 1800

Houston, TX 77002

Attn:	Michael D. Rubenstein
Facsimile:	713-651-2953
Email:	mdrubenstein@liskow.com

If to BP or a transferee thereof, to the addresses or facsimile numbers set forth below following BP’s signature (or as directed by any transferee thereof), as the case may be, (or at such other addresses or facsimile numbers as shall be specified by like notice) with a copy to:

BP Energy Company

Helios Plaza

210 Helios Way

Houston, TX 77079

Attn:                    Contract Services

Facsimile:	(713) 323-0203

And

BP Products North America, Inc.

30 S. Wacker Drive, Suite 900

Chicago, IL 60606

Attn: Global Oil Americas Legal Notices

Facsimile:	(973) 686-4057
Email:	goalegalnotices@bp.com

If to Fossil Operating, Inc.:

Fossil Operating, Inc.

c/o Calvin A. Wallen, III

9870 Plano Road

Dallas, TX 75238

Facsimile:	(972) 681-9687